EXHIBIT 10.39


                                                                  EXECUTION COPY


                                LICENSE AGREEMENT


          THIS AGREEMENT made as of the 1st day of May 2001 by and between NESTOR, INC., a Delaware corporation having a place of business at One Richmond Square, Providence, Rhode Island 02906 (the "Licensor"); and RETAIL DECISIONS INC., a New Jersey corporation having a principal place of business at 100 Village Court, Suite 102, Hazlet, New Jersey 07730 (the "Licensee" and together with the Licensor, the "Parties" and each individually, a "Party"):

          WHEREAS,   the  Licensor  has  developed   and/or   acquired   certain
technology, as more fully described in this Agreement, some of which is the subject of U.S. and foreign patents; and

          WHEREAS, the Licensee wishes to acquire from the Licensor certain rights for use solely in connection with certain fields of use (as defined herein) and to acquire from the Licensor certain trademarks and other assets pertaining thereto; and

          WHEREAS, the Licensee wishes to obtain from Licensor and Licensor wishes to grant Licensee a license in certain fields of use to the Nestor Technology; (as defined herein).

          NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained and other valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Parties covenant and agree as follows:

          I. Definitions.
             -----------

          "Affiliate" means: (i) any Person (as defined herein) controlling, controlled by or under common control with Licensee; and (ii) any Person who is a member, other than as a limited partner or non-voting shareholder, with any Person described in (i) above in a joint venture, limited liability company, general partnership or similar form of unincorporated business association. For purposes of this definition, the term "control" shall mean the control or ownership of 50% or more of the beneficial interest in the Person to whom referred.

          "Agreement" or "this Agreement" means, and the words "herein," "hereof" and "hereunder" and words of similar import shall refer to, this agreement, including all Exhibits and Schedules hereto, as it from time to time may be amended.

          "Certificate of Incorporation" means, in the case of any corporation, the certificate of incorporation, articles of incorporation, memorandum and articles of association or charter of a corporation, howsoever denominated under the laws of the jurisdiction of its incorporation.

          "Closing" means the closing of the Contemplated Transactions.

          "Closing Date" means the date of the Closing on which the deliveries set forth in Article X shall have been made, which date is May 18, 2001.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Customer Relationship Management" means synthesizing and updating information from multiple data sources within an organization for marketing purposes including, but not limited to, customer revenue, customer profits, customer behavior, customer needs, customer loyalty, customer attrition, customer cross-selling, and customer acquisition.

          "Deliverables" means one (1) copy of (i) the source and object code as it exists as of the Closing of all the Nestor Technology and (ii) all internal or external documentation or technical materials related to the Nestor Technology (excluding any such documentation or materials relating to contracts or other customer relationships of Licensor not included within the Transferred Contracts which Licensor is prohibited by law or contract from delivering to Licensee and/or which relate to the ACI License).

          "Effective Date" means May 1, 2001.

          "Exclusive Field of Use" means a use in connection with Fraud Detection or Risk Management, but in each case only in connection with electronic payments, financial transaction systems, card systems, retail, banking, financial services, telecommunications, wireless communications, insurance, e-commerce, mobile commerce, Television Commerce and the card-not-present applications or businesses, and any successor to any of the foregoing.

          "Fraud Detection " means the detection or control of fraudulent activity.

          "GAAP" means generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States in effect as of the date of this Agreement.

          "Improvement" means any development, modification or improvement of the Nestor Technology or Nestor IP by the Licensee or any of the Licensee's employees, agents or consultants.

          "knowledge" shall specifically be limited to: (a) with respect to any individual, actual knowledge; and (b) with respect to any corporation, the actual knowledge after reasonable investigation of the directors and the executive officers of such corporation. The term "knows" shall have a correlative meaning.

          "Liability" means any direct or indirect indebtedness, liability, assessment, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, actual or potential, contingent or otherwise (including any liability under any guaranties, letters of credit, performance credits or with respect to insurance loss accruals).

          "License" means, collectively, the FDRM License and the CRM License.

          "Licensor Offices" means the Licensor's offices at One Richmond Square, Providence, Rhode Island.

          "Lien" means any mortgage, lien (including mechanics, warehousemen, laborers and landlords' liens), claim, pledge, charge, security interest, preemptive right, right of first refusal, option, judgment, title defect, covenant, restriction, easement or encumbrance of any kind.

          "Nestor Copyrights" means all copyrightable works (registered or unregistered) owned or controlled by the Licensor, on the date hereof, relating to the Nestor Technology.

          "Nestor IP" means the Nestor Copyrights, Nestor know-how, and Nestor Patent Rights.

          "Nestor Know-how" means, but only to the extent they are directly related to the Exclusive Field of Use and Non-Exclusive Field of Use, all proprietary information relating to the Nestor Technology (except for Nestor Patent Rights, Nestor Copyrights and any information that relates to the ACI License) owned or controlled by the Licensor before or after the date hereof and relating to: (i) the practice of the Nestor Patent Rights; and (ii) the Nestor Technology. Nestor Know-how shall include, without thereby limiting: (x) all such know-how received by the Licensee directly or indirectly from the Licensor or the Licensor's present or former employees, officers, or agents (including any former employee, officer or agent of the Licensor engaged by the Licensee) relating to the use of items (i) and (ii), above; (y) all such proprietary information contained in the Deliverables; and (z) all such know-how assigned by Licensee to Licensor pursuant to Section II.D. below.

          "Nestor Patent Rights" means, but only to the extent they are directly related to the Exclusive Field of Use and Non-Exclusive Field of Use, the subject-matter of the claims of (i) those U.S. patents and patent applications owned by the Licensor as of the date first written above and listed on Schedule I.A.; and (ii) any patents issuing from, or any divisional, continuation, continuation-in-part, continued prosecution application, request for continued examination, reissue, reexamination, renewal, extension, or foreign counterpart to any patent or patent application in (i) or (ii).

          "Nestor Technology" means: (i) the current version of those products marketed by Licensor known as eCLIPSE CRM, PRISM eFRAUD, PRISM Credit, PRISM Debit, PRISM Merchant, PRISM Money Laundering, PRISM Analysis Review Systems, PRISM Modelers Workbench, and PRISM Private Label; (ii) all modifications, improvements, bug fixes, customizations, extensions, or works in progress related to any of the products existing on the Closing Date in (i); and (iii) all customizations existing on the Closing Date of any item in (i) or (ii) related to any of the Transferred Contracts (in all cases of (i), (ii) and (iii), those modules listed on Schedule I.B. and any other modules the Parties in good faith agree to add or subtract from that Schedule following notification by one Party to the other as to any error or omission in the Schedule).

          "New Field of Use" means any use except a use in connection with Fraud Detection in connection with financial transaction systems, card systems and money laundering.

          "Non-Exclusive Field of Use" means a use in connection with Customer Relationship Management, but only in connection with electronic payments, financial transaction systems, card systems, retail, banking, financial services, telecommunications, wireless communications, insurance, e-commerce, mobile commerce, TV Commerce and the card-not-present applications or businesses, and any successor to any of the foregoing.

          "Permitted Liens" means those liens and other rights and licenses in the Trademark Rights and Nestor Technology granted to others as specifically listed on Schedule I.D attached hereto.

          "person" or "Person" means an individual, company, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or other entity, domestic or foreign, including a government or political subdivision or an agency or instrumentality thereof.

          "Risk Management" means the provision of products or services to manage an organization's risk associated with financial transactions.

          "Television Commerce" means television-based e-commerce services.

          "Third Party Software" means any third party software which is incorporated into the Nestor Technology as specifically listed on Schedule I.E attached hereto.

          "Tax" (including, with correlative meaning, the terms "Taxes" and "Taxable") shall mean: (i) (A) any net income, gross income, gross receipts, sales, use, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, value added tax, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs, duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever (including but not limited to taxes assessed to real property and water and sewer rents relating thereto), together with (B) any interest and any penalty, addition to tax or additional amount imposed by any domestic or foreign Governmental Body, as defined herein (a "Tax Authority"), responsible for the imposition of any such tax and interest on such penalties, additions to tax, fines or additional amounts, in each case, with respect to the Licensor or the Assets (or the transfer thereof); (ii) any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of the Licensor being a member of an affiliated or combined group with any other person at any time on or prior to the date hereof; and (iii) any liability of the Licensor for the payment of any amounts of the type described in the immediately preceding clause (i) as a result of a contractual obligation to indemnify any other person.

          "Transaction Documents" means, collectively, this Agreement and each of the other agreements and instruments to be executed and delivered by all or some of the Parties hereto in connection with the consummation of the transactions contemplated hereby.

          "Transferred Contracts" means any contract, agreement, indenture, note, bond, lease, conditional sale contract, mortgage, license, franchise, instrument, commitment or other binding arrangement specifically listed on
Schedule I.F attached hereto.

          Unless the context otherwise requires, the terms defined in Article I shall be applicable to both the singular and plural forms of any of the terms defined herein. All accounting terms defined in Article I, and those accounting terms used in this Agreement not defined in Article I except as otherwise expressly provided herein, shall have the meanings customarily given thereto in accordance with GAAP. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the neuter gender herein shall be deemed to include the masculine and feminine genders wherever necessary or appropriate, the use of the masculine gender shall be deemed to include the neuter and feminine genders and the use of the feminine gender shall be deemed to include the neuter and masculine genders wherever necessary or appropriate. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Certain other capitalized terms used herein have the respective meanings as defined in the section of this Agreement in which such terms appear.

          II. Grant of License.
              ----------------

          A. Subject to the terms and conditions of this Agreement, and further subject to agreements of Nestor Technology specifically listed on Schedule II.A attached hereto, the Licensor hereby grants to the Licensee, and the Licensee accepts:

               (i) a perpetual (except in the event of termination of the License pursuant to Section XI), fully paid, non-transferable (except as expressly permitted by this Agreement), world-wide license under the Nestor IP (the "FDRM License") to exploit in any manner (except as expressly restricted in this Agreement) the Nestor Technology in and for the Exclusive Field of Use, which License shall be exclusive to Licensee except for those rights granted to ACI under the ACI License; and

               (ii) a perpetual (except in the event of termination of the License pursuant to Section XI), fully-paid, non-transferable (except as expressly permitted by this Agreement), world-wide, non-exclusive license under the Nestor IP (the "CRM License") to exploit in any manner (except as expressly restricted in this Agreement) the Nestor Technology in and for the Non-Exclusive Field of Use.

          The License is also subject to the rights of HNC pursuant to that certain Settlement Agreement and Mutual Release between Licensor and HNC Software Inc. ("HNC") dated January 18, 2001 (the "Settlement Agreement").

          All fields of use not expressly included in the License are specifically excluded from the scope of the License. Licensee's exploitation of the Nestor Technology and/or the Nestor IP other than solely in and for the Exclusive Field of Use or Non-Exclusive Field of Use, is not within the scope of the License, and any such unlicensed use of the Nestor Technology and/or the Nestor IP, if not cured as permitted herein, shall be a material breach of this Agreement. Any license or sublicense of the Nestor Technology or any product containing any part of the Nestor Technology and/or the Nestor IP granted by the Licensee, or agreement for the provision of any service based on any part of the Nestor Technology and/or the Nestor IP by the Licensee, outside the Exclusive Field of Use or Non-Exclusive Field of Use is void.

          Except with respect to the ACI License (as it currently exists or may hereafter be amended), Licensor retains no rights to exploit the Nestor Technology and/or Nestor IP in or for the Exclusive Field of Use. Any unpermitted use of the Nestor Technology and/or Nestor IP by Licensor in the Exclusive Field of Use, if not cured as permitted herein, shall be a material breach of this Agreement. Any license or sublicense of the Nestor Technology and/or Nestor IP granted by Licensor after the Effective Date, or agreement for the provision after the Effective Date of any service based on any part of the Nestor Technology and/or the Nestor IP by the Licensor, in the Exclusive Field of Use, except as permitted by this Agreement with respect to the ACI License, shall be void. The restrictions on Licensor contained in the immediately preceding three sentences shall terminate on the termination of the License.

          Except as otherwise provided in this Agreement, Licensor shall not have any obligation to provide Licensee with any hardware or third party software in connection with this Agreement. It is expressly understood and agreed that the License does not include any sublicense to the Licensee of the Third Party Software. All rights to the Nestor Technology and Nestor IP not expressly granted in this Agreement to the Licensee are reserved by the Licensor.

          B. Except as provided in this Agreement, following the Closing Date, neither Party shall have any obligation to provide the other Party with any Improvements, updates, enhancements, modifications revisions, additions, replacements or conversions to the Nestor Technology or Nestor IP.

          C. In addition to any other limitations herein provided, Licensee's rights under the License are also limited as follows:

               (i) The Licensee may provide or provide access to the object code form of the Nestor Technology to Licensee's sub-licensees but only so long as the object code is subject to an end-user license (which may be a shrink-wrap license) or reseller license that (a) prohibits, to the maximum extent permitted by law, disassembling, decompiling or otherwise reverse-engineering of the Nestor Technology and (b) contains provisions no less favorable to Licensor than the restrictions of use provided in this Section II and the warranty limitations and limitations of liability for damages provided in the Agreement with respect to the License.

               (ii) Upon reasonable demand by Licensor to Licensee, which may be made from time to time and at any time, the Licensee will furnish the Licensor with the restrictive provisions from any and all of its standard form(s) of license agreement, then or previously, between the Licensee and its sublicensees and/or resellers, solely for the purpose of ascertaining Licensee's compliance with the terms of the License. In no event shall Licensee be under any obligation to divulge the identity of any of its sublicensees or the commercial terms, such as pricing and support, provided its sublicensees.

               (iii) The Licensee may provide or provide access to the source code form of the Nestor Technology only to Licensee's sublicensees and then only if such sublicensee(s) are not Competitors as defined by Section XII.C and if either (a) pursuant to an escrow agreement with such sublicensee(s) which (1) contains provisions restricting the use of the Nestor Technology to maintaining the product licensed by Licensee to the sublicensee in question and requiring the sublicensee to maintain the Nestor Technology in strict confidence and only use it internally, (2) permits a breaking of escrow only upon the occurrence of an event described in Section XI.A. hereof, and (3) is otherwise commercially reasonable in all respects (including the identity of the escrow agent); or (b) if Licensee has received Licensor's express written consent, which consent shall not be unreasonably withheld.

               (iv) For the purposes of this Agreement, the term "object code" shall mean an executable computer program restricted in its entirety to machine-readable instructions or data and the term "source code" shall mean a computer program or any part thereof in human-readable form.

          D. All Improvements are the property of the Licensor and all title and interest therein shall vest in the Licensor and shall be deemed to be a work made for hire to the maximum extent permitted by law. To the extent that title to any such Improvements may not, by operation of law, vest in the Licensor or such Improvements may not be considered works made for hire, all rights, title and interest therein are hereby irrevocably assigned to the Licensor. The Licensee will, upon the Licensor's request and at the Licensor's sole expense, execute all instruments and documents necessary to secure for the Licensor any form of protection or property right with respect to such Improvement. The Licensee agrees to fully cooperate with the Licensor, at no cost to the Licensor (except for reasonable out-of-pocket expenses), in all stages of procuring such protection and in connection with the protection of such intellectual property right of the Licensor. Such Improvement shall become part of the Nestor Technology and is hereby licensed to the Licensee pursuant to the terms and conditions of this Agreement, including those terms relating to exclusivity. Unless the License shall have been terminated, Licensee shall have no obligation to provide to Licensor, and Licensor shall have no right to demand, any Improvements.

          E. Unless and until Licensee shall have delivered to Licensor the original copy of any such record, Licensee shall keep and maintain commercially reasonable records of any and all Improvements, at its principal place of business.

          F. If the Licensor shall acquire ownership or control of any patent right and/or other improvement, modification or enhancement after the date of this Agreement, the Licensor agrees not to assert such right against the Licensee, but only to the extent that such assertion by the Licensor would prevent the Licensee's use of a then existing right granted in the License to use: (i) the Nestor Technology as it existed on the Closing Date; or (ii) any Improvement assigned to the Licensor.

          III. Assets to be Sold and Purchased.
               -------------------------------

          A. On the date hereof, but with effect as of the Effective Date, the Licensor shall sell, assign, transfer, convey and deliver to the Licensee, free and clear of all Liens (other than the Permitted Liens), and the Licensee shall purchase from the Licensor, the following property, assets and right owned by the Licensor as of the Effective Date (collectively, the "Assets"):

               (i) all of the Licensor's rights, title and interest in and to the machinery, hardware, software, equipment, tools, supplies, spare parts and other tangible personal property specifically listed on Schedule III.A(i) attached hereto (the "Equipment"):

               (ii) all of the Licensor's right, title and interest in, to and under all Transferred Contracts; -

               (iii) subject to rights granted to Licensor and its sublicensees pursuant to the Trademark License, all of the Seller's right, title and interest throughout the world in, to and under the trademarks, trade names, trade dress, logos and service marks specifically listed on Schedule III.A(iii) attached hereto (the "Trademarks"), all goodwill associated therewith or symbolized thereby, all common law rights thereto, all registrations that have been or may be granted thereon, all applications for registration thereof, all records and files relating thereto and all foreign counterparts thereof, together with the right to sue and recover damages for future or past infringements thereof and to fully and entirely stand in the place of Seller (collectively, the "Trademark Rights");

               (iv) all customer lists, credit policies and credit information with respect to all customers of, and all cost and pricing data (including all historical information, if any) for, or with respect to Assets (excluding in whole or in part any of the above, directly or indirectly, related to that certain license agreement by and between Licensor and ACI Worldwide, Inc. ("ACI") dated February 1, 2001, and any amendments or predecessor agreements thereto (the "ACI License"));

               (v) all transferable warranties and guarantees granted to the Licensor by third-parties and pertaining to the Assets as specifically listed on
Schedule III.A(v) attached hereto; and

               (vi) except for any of the following items (a) that are subject to confidentiality obligations of the Licensor and for which Licensor has not received written consent to transfer any related contract or written instructions releasing the Licensor from such obligations with respect thereto or (b) that relate to the ACI License, true and correct copies of all books and records relating to the Assets (whether kept or maintained by the Licensor or any third party) including, without limitation, records with respect to costs, inventory and Equipment, materials, catalogues, correspondence, mailing lists, art work, films, sales materials and records; purchasing materials and records; service materials and records, media materials; sales order files; ledgers and other books of account of the Licensor; and all computer printouts, databases and related items in a form which is readable by the Licensee and used in connection with the Assets.

          IV. Liabilities Retained by Licensor; Liabilities Assumed by Licensee.
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          A. Except as specified  in clause (B) below,  neither the Licensee nor any of its Affiliates shall assume or be bound by or otherwise be responsible for any duties, responsibilities, obligations or Liabilities of the Licensor of any kind or nature, known, unknown, contingent or otherwise, including, but not limited to, any Liabilities of the Licensor arising out of the Licensor's ownership and operation of the Assets. All such duties, responsibilities, obligations or Liabilities shall be retained by the Licensor (the "Retained Liabilities"). Retained Liabilities shall include, but not be limited to those arising from: (i) Claims by ACI arising under the ACI License; (ii) Claims by HNC arising out of or relating to the Settlement Agreement and any other Claims by HNC relating to or arising out of Licensor's ownership and operation of the Assets or Nestor Technology prior to the Closing Date; (iii) any Liability of Licensor for unpaid Taxes of Licensor, including, Taxes imposed on Licensor as a transferee or successor by contract, or otherwise; (iv) any Liability of Licensor arising as a result of any legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done by Licensor or any of its respective directors, officers, employees or agents; (v) any Liability of Licensor arising out of any Licensor Plan as hereinafter defined; (vi) any Liability arising from or relating to the termination by Licensor of any employee of Licensor, including but not limited to severance Liabilities and obligations under applicable employment and employee benefit Laws; (vii) any Liability of Licensor under or relating to any lease, contract or agreement that is not a Transferred Contract; (viii) any Liability of Licensor to indemnify any Person by reason of the fact that such Person was a client or officer, employee, or agent of Licensor or was serving at the request of Licensor as a partner, trustee, director, officer, employee or agent of another entity; (ix) any Liabilities of Licensor arising from failure by Licensor or any of its officers, directors, employees, agents or affiliates to comply with applicable Laws and Orders; (x) any debt or other Liability of Licensor for or in respect of any loan, account payable, guarantee or indebtedness; and (xi) any other Liabilities of Licensor that are not Assumed Liabilities.

          B. Notwithstanding the preceding clause (A), the Licensee hereby agrees that on the Closing Date (but with effect as of the Effective Date) it shall assume and shall be bound by and otherwise responsible only for those Liabilities of Licensor which are: (i) duties, responsibilities, obligations and Liabilities of the Licensor arising (a) after the Effective Date and before the Closing Date under any or all Transferred Contracts in the ordinary course of business (other than Liabilities arising from any breach or default by Licensor occurring prior to the Closing Date or from any event or obligation arising or occurring prior to the Closing Date) and (b) after the Effective Date under any or all Transferred Contracts; and (ii) product liability Claims, for products sold by Licensee after the Closing Date or for Claims arising as a result of faults in the Nestor Technology as operated after the Closing Date pursuant to any contract (including any Transferred Contract) between Licensee and its sublicensees (the "Assumed Liabilities"). The immediately preceding sentence is not intended to, and shall not, relieve Licensee of responsibility or liability for Liabilities arising out of the conduct by Licensee of its own business (whether or not related to the Nestor Technology or the Nestor IP; but, if so related, only unless expressly subject to indemnification by Licensor under this Agreement), including, but not limited to (i) any Liability of Licensee for unpaid Taxes of Licensee, (ii) any Liability arising from or relating to the termination by Licensee of any employee of Licensee (including, but not limited to, after the Closing Date, any Transferred Employee), including but not limited to severance Liabilities and obligations under applicable employment and employee benefit Laws and/or (iii) any Liability of Licensee arising from or related to a breach by Licensee of any of its covenants, warranties or obligations under this Agreement.

          V. Consideration.
             -------------

          A. The consideration for the Assets and the License shall be payable on the Closing Date by Licensee by wire transfer of immediately available funds, in an amount equal to the sum of :

               (1) One Million Eight Hundred Thousand Dollars (US$1,800,000) (the "Consideration"); minus ------------- -----

               (2) the amount of the Net Cash Position, as set forth on the Closing Balance Sheet.

          B. Post-Closing Adjustment for Business Expenses. The Licensee shall pay to the Licensor by wire transfer of immediately available funds the amount of any expenses incurred by Licensor in the ordinary course of business in respect of the Assets and Assumed Liabilities due from and after the Effective Date through the Closing Date, as agreed to in good faith by the Parties, which payment shall be made within five (5) business days following receipt from Licensor of an invoice reflecting such expenses.

          C. Allocation of the Consideration. The Consideration shall be allocated among the Assets and the License in the manner specifically listed on
Schedule V.C attached hereto for all purposes, and each of the Parties shall make all appropriate Tax and other filings on a basis consistent with such allocation. The Parties shall exchange drafts of any information returns required by Section 1060 of the Code, and all similar state statutes, ten (10) days prior to filing any such return.

          VI. Confidentiality.
              ---------------

          A. As used herein, "Confidential Information" shall include all business information and data furnished by either Party to this Agreement (the "Discloser") to the other Party (the "Recipient"), whether in oral, written, graphic or machine-readable form, including without limitation, specifications, user, operations or systems manuals, diagrams, graphs, models, sketches, technical data, research, business or financial information, plans, strategies, forecasts, forecast assumptions, business practices, marketing information and material, client names, proprietary ideas, concepts, know-how, methodologies and all other information related to the business of a Party but excluding any user documentation. Without limiting the foregoing, as between the Parties, the Assets shall be deemed Confidential Information of Licensee only.

          B. Notwithstanding anything to the contrary contained in this Agreement, Confidential Information shall not include any information that is:
(i) in the public domain (other than as a result of a direct or indirect disclosure by the Recipient); (ii) generally known by and disclosed to the Recipient by persons or entities engaged in a comparable business (other than as a result of a breach of this Agreement or any other agreement with Discloser to which such persons or entities are parties); (iii) except with respect to the Improvements (which shall be deemed Confidential Information belonging to Licensor only) or Assets, in the Recipient's possession prior to its receipt from the Discloser pursuant to this Agreement, all as established by the Recipient by clear and convincing evidence; (iv) approved for release by the Discloser in writing; or (v) required to be disclosed by applicable law (including any requirements of the securities laws of any Governmental Body) or proper legal, governmental or other competent authority, provided that the Recipient (a) shall give prompt notice so that the Discloser may seek a protective order or other appropriate relief and (b) shall not intentionally interfere with any efforts the Discloser may take to seek such order or relief. In the event that such protective order is not obtained, the Recipient shall disclose only that portion of the Confidential Information which its counsel advises that it is legally required to disclose.

          C. The Recipient hereby agree to take all steps necessary to protect and preserve the confidentiality of the Confidential Information of the Discloser and shall not, directly or indirectly: (i) transfer or disclose any Confidential Information to any third party (other than to its employees, contractors or consultants (but only as set forth in Section VI.D hereof)); (ii) use any Confidential Information other than as contemplated by this Agreement or
(iii) take any other action with respect to the Confidential Information inconsistent with the confidential and proprietary nature of such information.

          D. Recipient shall be permitted to disclose the Confidential Information to: (i) any of its employees who have a need for access thereto in connection with their employment; and (ii) any of the Recipient's contractors or consultants who have a need for access thereto solely in connection with developing the Nestor Technology; provided however, that all such employees, contractors or consultants, as applicable, have executed confidentiality agreements containing provisions similar to those contained in this Agreement. Recipient shall take all steps necessary, at its own cost, to prevent its employees, contractors or consultants from acting in a manner inconsistent with the terms of this Agreement.

          E. All prior confidentiality agreements, or provisions of other agreements that provide for confidentiality, between the Parties shall be superceded by this Section VI.

          VII. Indemnity.
               ---------

          A. Obligation of the Licensor to Indemnify. Subject to the provisions of this Section VII and Section VIII, the Licensor agrees to indemnify, defend and hold harmless the Licensee (and its respective directors, officers, employees, Affiliates, successors and assigns), from and against all Claims, Liabilities, judgments, settlements, costs of investigation and other expenses (including Taxes, interest, penalties and reasonable attorneys' fees and reasonable fees of other experts and disbursements and expenses incurred in enforcing this indemnification) actually suffered or actually incurred (collectively, the "Losses") by the Licensee or any of the foregoing persons in any action or proceeding between the Licensee (or any other indemnified person) or the Licensor, or between the Licensee (or any other indemnified person) and any third party or otherwise, arising out of:

               (i) any breach of the representations and warranties of the Licensor contained in this Agreement, including the Exhibits and Schedules, or any other Transaction Document;

               (ii) any breach of the covenants and agreements of Licensor contained in this Agreement or in the Schedules, Exhibits or any other Transaction Documents;

               (iii) Claims by any third party alleging that any part of the Nestor Technology or the Nestor IP which Licensor uses in products it markets or licenses for use outside the Exclusive Field of Use as of the Closing Date (the "Neural Network") infringes, contributes to the infringement of, induces the infringement of or misappropriates any United States copyright, trademark (excluding those trademarks contained in the Assets), trade secret, patent or other proprietary right of a third party or corresponding right in a foreign country except for Claims described in B(iii) below;

               (iv) Claims by any third party alleging that any part of the Nestor Technology or Nestor IP other than the Neural Network infringes, contributes to the infringement of, induces the infringement of or misappropriates any United States copyright, trademark (excluding those trademarks contained in the Assets), trade secret, patent or other proprietary right of a third party or corresponding right in a foreign country except as solely used within the New Field of Use and/or except for Claims described in A
(v) or B(iii) below:

               (v)  Claims  by any  third  party  alleging  that any part of the
Nestor Technology or Nestor IP, other than the Neural Network, infringes, contributes to the infringement of, induces the infringement of or misappropriates a United States patent of a third party, (but only if such a patent exists on or issues as a result of any patent application existing on and publicly disclosed or before the Closing Date) except for Claims described in B(iii) below;

               (vi) Retained Liabilities;

               (vii) product or service liability Claims arising before the Closing Date hereof with respect to products or services sold, licensed or provided by Licensor or its distributors or agents;

               (viii) the extended health and benefits coverage under Licensor Plans not being available to the Transferred Employees during the Employee Transition Period as contemplated by Section IX(H); and

               (ix) any Liability of Licensor that becomes a Liability of the Licensee under any bulk transfer law of any jurisdiction or any other Liability of Licensor that is not an Assumed Liability that becomes a Liability of Licensee under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law.

          B. Obligation of the Licensee to Indemnify. The Licensee agrees to indemnify, defend and hold harmless the Licensor (and any director, officer, employee, Affiliate or successors and permitted assigns of the Licensor) from and against any Losses suffered or incurred by the Licensor or any of the foregoing persons arising out of:

               (i) any breach of the representations and warranties of the Licensee contained in this Agreement, including the Exhibits and the Schedules, or any other Transaction Document;

               (ii) any breach of the covenants and agreements of Licensee contained in this Agreement or in the Schedules, Exhibits or any other Transaction Document;

               (iii) Claims by any third party  alleging that (a) (1) the Nestor
Technology or the Nestor IP, as used within the New Field of Use, (2) the Nestor Technology or the Nestor IP in combination with any other product, service or technology provided by or for Licensee with which the Nestor Technology or Nestor IP were not used or intended for use in combination as of the Closing Date, (3) any Improvement to the Nestor Technology or the Nestor IP made by or for Licensee and/or (4) any marking or branding used or applied by Licensee and not required by or directed by Licensor infringes, contributes to the infringement of, induces the infringement of or misappropriates any United States copyright, trademark (excluding those trademarks contained in the Assets), trade secret, patent or other proprietary right of a third party or corresponding right in a foreign country;

               (iv) the Assumed Liabilities;

               (v) the operation of the Assets or the exercise of any right under the License by the Licensee from and after the Closing Date, except to the extent Licensor has agreed to indemnify, defend and hold harmless Licensee (and its respective directors, officers, employees, Affiliates, successors and assigns) under Sections VII(A); and

               (vi) product or service liability Claims arising with respect to products or services incorporating any of the Nestor Technology or Nestor IP licensed or provided, as the case may be, by Licensee following the Closing Date.

          C. Notice and Opportunity to Defend Third Party Claims.

               (i) Promptly after receipt by any Party hereto (the "Indemnitee") of notice of any demand, claim or circumstance which would or might give rise to a claim by, or the commencement (or threatened commencement) of any action, proceeding or investigation that may result in a Loss (an "Asserted Liability"), the Indemnitee shall give prompt written notice thereof (the "Claims Notice") to the Party obligated to provide indemnification pursuant to Sections VII(A) or VII(B) (collectively, the "Indemnifying Party"). The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary, and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee. The failure of the Indemnitee to provide a Claims Notice to the Indemnifying Party as herein provided shall not relieve the Indemnifying Party of it obligations under this Section VII, unless and then only to the extent that the Indemnifying Party is materially prejudiced by such failure.

               (ii) The Indemnifying Party may elect to defend, at its own expense and with its own counsel, any Asserted Liability unless: (1) the Asserted Liability seeks an Order, injunction or other equitable or declaratory relief against the Indemnitee; or (2) the Indemnitee shall have reasonably concluded that: (y) there is a conflict of interest between the Indemnitee and the Indemnifying Party in the conduct of such defense; or (z) the Indemnitee shall have one or more defenses not available to the Indemnifying Party (provided, however, that none of these exceptions shall apply to Claims described in Sections VII.A.(iii), (iv) and/or (v) or Section VII.B(iii)). If the Indemnifying Party elects to defend such Asserted Liability, then it shall within ten (10) days (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party, in the defense of such Asserted Liability. If the Indemnifying Party elects not to defend the Asserted Liability, is not permitted to defend the Asserted Liability by reason of the first sentence of this VII(C)(ii), fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement with respect to such Asserted Liability, then the Indemnitee may pay, compromise or defend such Asserted Liability at the sole cost and expense of the Indemnifying Party, provided that the Indemnitee has notified the Indemnifying Party of the claim and has consulted with the Indemnifying Party concerning the defense thereof. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee may settle or compromise any claim over the reasonable written objection of the other; provided that the Indemnitee may settle or compromise any claim as to which the Indemnifying Party has failed to notify the Indemnitee of its election under this Section VII(C)(ii) or as to which the Indemnifying Party is contesting its indemnification obligations hereunder. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in the defense of any Asserted Liability. If the Indemnifying Party chooses to defend any Asserted Liability, then the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense. Any Losses of any Indemnitee for which an Indemnifying Party is liable for indemnification hereunder shall be paid upon written demand therefor. The foregoing notwithstanding, neither Party shall settle, compromise or take any other action with respect to any Claim unless it, with respect to Licensee, has no adverse impact on the Neural Network, or unless it, with respect to Licensor, has no adverse impact on any Improvement; and unless it otherwise contains an unconditional release of the other Party or is otherwise consented to by such other Party (such consent not to be unreasonably withheld).

          D. Other Claims. If any action, proceeding or investigation for which indemnification is sought involves Claims brought by a third party which are the subject of both Section VII.A. and Section VII.B. or Claims against the Indemnitee not subject to indemnification under this Agreement, then in such case or cases the Parties' respective damages under this Section VII shall be apportioned between the Parties in proportion to their respective faults to the extent indemnifiable therefor provided, however, if neither Party is 100% liable with respect to such a third party claim, each Party will bear its own defense costs, including its attorneys' fees.

          E. Exclusive Remedy. The Parties agree that the indemnification provisions of this Section VII shall constitute the sole and exclusive remedy of any Party (or sublicensee of a Party or any other entity claiming by or through a Party) in respect of any of the matters which are the subject of this Agreement, except for any Claims for fraud or intentional torts (for which the indemnification provisions of this Section VII shall not constitute the sole and exclusive remedy of any Party in respect of this Agreement, each Party being entitled to seek any other remedy to which such Party is entitled, whether at law or in equity) and that there are no rights to indemnification other than as provided in this Section VII, provided, however, that nothing contained herein shall prevent either party from seeking any injunction, damages or other relief to enforce the provisions of Sections II, VI or IX.C, hereof and any other provisions under any Transaction Document for which injunction or other equitable relief is otherwise permitted or contemplated. Any dispute between the Parties as to any Claim for indemnification under this Agreement or any other proceeding brought hereunder shall be subject to arbitration as provided in Section H of this Agreement.

          F. Certain Limits on Indemnification. Notwithstanding any other provision of this Agreement or otherwise applicable Law, the right of either Party to indemnification under this Section VII or to claim damages as a result of a breach of this Agreement (in either case a "Right"), except for claims of fraud or intentional torts, shall be subject to the following additional limitation terms and conditions:

               (i) Except for Reserved Claims and suits instituted thereon and Claims for breaches of any representations and warranties contained herein as to which a Party has given the other Party notice including a reasonably specific description of the nature of such Claim on or before such date, no Claim may be made or suit instituted seeking enforcement of or damages in respect of any breaches of any representations and warranties contained in this Agreement after the date which is eighteen (18) months after the Closing Date and any such Claims shall be subject to the Threshold and Cap as provided in (iv) below. "Reserved Claims" shall mean all claims for indemnification under Section VII for breaches of representations and warranties contained in Section XIII(A) (authority), Section XIII(I) (title) or Section XIV(A) (authority) or in any schedule thereto. Reserved Claims shall not be subject to any limitation as to time or monetary amount except as provided in this Section VII.F(i). If an Order is entered or issued in favor of Licensee's claim for indemnification in respect of, or otherwise confirming the existence of, a Reserved Claim, then Licensor shall grant, and hereby grants, to Licensee a license of the same force and effect and subject to the same terms and conditions as the License (except that it shall be nonexclusive), and Licensor shall further use its best efforts to obtain for Licensee all rights to and in the Nestor Technology, Nestor IP and the Assets which the parties intended for Licensee to receive and have transferred to it as of the Closing Date (as evidenced by the express terms of this Agreement), with any formal proceedings necessary to secure such rights commenced by Licensor within 30 days of the date of any such Order; provided that Licensee shall not be deemed to waive its rights to any award granted for losses as otherwise herein provided to the extent Licensor is unable to secure all such rights for Licensee and provided, further, that Licensor shall not grant any other party any rights that would otherwise diminish Licensee's intended rights. If Licensor fails to obtain all such intended rights for Licensee or fails to use its best efforts to obtain such rights, Licensor shall be liable to Licensee with respect to any such Reserved Claim up to a maximum of the Consideration for any direct damages and up to an additional maximum of $1,000,000 for any other provable damages suffered by Licensee as a result. No claim may be made or suit instituted seeking enforcement of or damages for a Right in respect of any Reserved Claim more than six (6) years after the date hereof.

               (ii) No Claim may be made or suit instituted seeking indemnification pursuant to Section VII.A(iv) hereof or enforcement of any Right arising from any Claim described in such Section VII.A.(iv) after the fourth anniversary of the Closing Date and any such claim shall be further limited to the Threshold Amount and Cap as provided in (iv) below.

               (iii) Claims made and suits instituted seeking (a) indemnification pursuant to Sections VII.A(ii), (iii), (v), (vi), (vii), (viii),
(ix) and Sections VII(B)(ii), (iii), (iv), (v), (vi) or enforcement of any Right arising from any Claim described in such Sections or (b) the enforcement of the provisions of Section II, VI or IX.C shall not be subject to any limitation as to time or monetary amount.

               (iv) Licensor shall not be liable to Licensee for any Loss indemnifiable under Sections VII.A(i) (except for Reserved Claims) and A.(iv) above (collectively, the "Limited Losses") until the aggregate amount of all such Limited Losses exceeds Fifty Thousand Dollars (US$50,000) in the aggregate (the "Threshold"), at which time only those Losses in excess of the Threshold shall be subject to Licensor's indemnification obligations. The maximum liability of Licensor for Licensee for Limited Losses shall equal One Million Dollars (US$1,000,000) (the "Cap").

               (v) Except as provided with respect to Reserved Claims in Section VII.F.(i) and except for Claims described or included in Sections VII.F.(i),
(ii) or (iii), neither Party shall be liable to the other Party in connection with any breach of this Agreement for any consequential, special, incidental, indirect or punitive damages; provided, however, that without in any way limiting the foregoing, the Parties further agree that, if there exists a third party claim for which a Party is obligated to provide indemnity under Sections VII.A.(iii), (iv), (v) or VII.B.(iii), and such Party is obligated to indemnify the other Party, such other Party's Losses shall include defense costs, amounts agreed to in settlement and/or amounts awarded in any such proceeding, but shall not include any indirect, consequential or punitive damages as between the Parties.

               (vi) If one Party initiates a proceeding against the other Party to enforce any Right under this Agreement, the prevailing Party in any such proceeding shall be entitled to, in addition to any other Losses to which it may be entitled, its reasonable costs and attorneys' fees incurred in connection with any such proceeding.

               (vii) Notwithstanding the foregoing or any other provision of this Agreement, if the use by Licensee of Nestor Technology, the Nestor IP, or any component of either thereof becomes, or in Licensor's reasonable opinion is likely to become, enjoined or restrained as a result of any third-party Claim described in Section VII.A.(iii), (iv) or (v), the Licensor shall in addition to its obligation in this Section VII.A, at its option either (i) replace such part or parts that have been or may be enjoined or restrained or (ii) modify such part or parts to provide substantially similar functionality or obtain a license for them so that they are no longer subject to the injunction or (iii), if neither (i) or (ii) is reasonably commercially available, to refund Licensee an amount of the Consideration that is fair and equitable.

          VIII. Representations and Warranties.
                ------------------------------

          A. Each of the Parties does hereby represent and warrant to the other party as specifically listed on Exhibit A attached hereto.

          B. EXCEPT AS OTHERWISE PROVIDED WITHIN THIS AGREEMENT AND ITS EXHIBITS, SCHEDULES, AND OTHER ATTACHMENTS, LICENSOR PROVIDES THE ASSETS AND
LICENSE TO LICENSEE AS IS AND WITHOUT ANY REPRESENTATIONS AND WARRANTIES (EXPRESS OR IMPLIED). WITHOUT LIMITING THE FOREGOING, THE PARTIES EXPRESSLY DISCLAIM AND WAIVE THE APPLICATION OF THE UNIFORM COMPUTER INFORMATION TRANSACTIONS ACT, INCLUDING ANY WARRANTY IMPLIED BY IT, TO THIS AGREEMENT AND ANY CLAIMS ARISING UNDER OR RELATED TO THIS AGREEMENT.

          IX. Covenants and Agreements.
              ------------------------

          A. Filings and Authorizations. The Parties shall cooperate and use their respective best efforts to make, or cause to be made, all registrations, filings, applications and submissions, to give all notices and to obtain all governmental or other third party consents, transfers, approvals, Orders and waivers necessary or desirable for the consummation of the Contemplated Transactions in accordance with the terms of this Agreement and shall furnish copies thereof to each other Party prior to such filing and shall not make any such registration, filing, application or submission to which the other Party, reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable Law. The Parties hereto also agree to furnish each other with copies of such filings and any correspondence received from any Governmental Body in connection therewith. The Parties shall each bear their own respective costs with respect to the matters set forth in this Section IX.A.

          B. Public Announcements. The Parties will consult with each other before issuing any press release or otherwise making any public statement with respect to the Contemplated Transactions, and no Party hereto will issue any such press release or make any such public statement without the prior approval of the other Party, except as may be required by applicable Law in which event the other Party shall have the right to review and reasonably comment upon (but not approve) any such press release or public statement prior to its issuance. -

          C. Non-Competition; Non-Solicitation.

               (i) The Licensor acknowledges that in order to ensure that the Licensee will retain the value of the Assets, the Licensor agrees that for a period commencing on the Closing Date and expiring on the first to occur of: (A) a termination of the License; or (B) the date which is five (5) years from the Closing Date (such period shall be referred to as the "Licensor Covenant Period"), except for transactions in connection with or required or contemplated by the ACI License and any amendments thereto, Licensor will not compete with the Licensee at the time in question, in connection with the development, sale, marketing, servicing or license of software applications for use in or for the Exclusive Field of Use. Notwithstanding anything contained herein to the contrary, the Licensor may amend the terms of the ACI License without any restrictions (including but not limited to expanding the ACI License to include areas within the Exclusive Field of Use). In the event that the Licensor grants ACI the right to sublicense the source code of the Nestor Technology, the Licensor shall and hereby does, grant the Licensee the right to sublicense the source code of the Nestor Technology to the same extent as and on terms no less favorable than the terms of the grant of such rights to ACI; provided, however, that such source code license to Licensee shall only be within the Exclusive Field of Use and/or Non-Exclusive Field of Use.

                  For purposes of this Section IX, the term "compete" shall include acting or participating, directly or indirectly, as a partner, consultant, agent, licensor or otherwise, own or operate any business or Person, or otherwise become or be interested in, any Person engaged in the business of developing, marketing or selling any applications within the Exclusive Field of Use; provided, however, that the term compete shall not include (a) activities and communications related to the ACI License or (b) the ownership of less than five (5%) per cent of the equity interest in any publicly traded Person.

               (ii) For a period of eighteen (18) months from the date of the ACI License, Licensee agrees not to hire or retain either as an employee, or as or through a consultant any employee of ACI specifically listed on Schedule IX.C(ii) attached hereto except with prior mutual consultation and consent of ACI and Licensor.

               (iii) For a period of twelve (12) months from the date hereof, each Party agrees not to directly or indirectly recruit, offer employment, lure or entice away, hire or retain either as an employee, or as or through a consultant or in any other manner persuade or attempt to persuade any current employee of the other Party or Affiliate thereof (except as otherwise provided herein).

          D. Expenses. Except as otherwise specifically provided in this Agreement, the Licensee and the Licensor shall bear their respective expenses, in each case, incurred in connection with the preparation, execution and performance of the Transaction Documents and the Contemplated Transactions, including, without limitation, all fees and expenses of their respective Representatives. Notwithstanding anything contained herein to the contrary, the Licensee shall be obligated, and shall pay, any and all sales and property taxes on Assets imposed as a result of the sale of the Assets or granting of the License herein.

          E. Further Assurances. The Parties shall at any time following the execution of this Agreement take or cause to be taken such actions, or execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, all such further documents, instruments or assurances, as may be necessary, desirable or proper to carry out the intent and accomplish the purposes of this Agreement. Except as otherwise provided herein, the Parties will each, respectively, bear their own costs and expenses incurred in compliance with the first sentence of this Section IX.E.

          F. Obtaining Consents to Assignments. The Licensor shall use commercially reasonable efforts to obtain all the Licensor Required Consents as shall be necessary to convey and assign to and vest in the Licensee all of its right, title and interest in and to the Assets, including, without limitation, any Claim, right or benefit arising thereunder or resulting therefrom, as soon as practicable. To the extent that rights under any Transferred Contract or other Assets to be assigned to the Licensee hereunder may not be assigned without the consent of another person, and such consent has not been obtained as of the date hereof, neither this Agreement nor any document executed by the parties hereto in connection with the Contemplated Transactions shall constitute an agreement to assign the same if any attempted assignment would constitute a breach thereof or would be unlawful, and the Licensor shall use commercially reasonable efforts to obtain any such Licensor Required Consents as promptly as possible. In the event that the Licensor fails to obtain any Licensor Required Consents, the Licensor agrees to appoint the Licensee as its agent to provide all services obligations in connection with each such Transferred Contract, on behalf of the Licensor, until the earlier of: (i) the obtaining of a Licensor Required Consent; or (ii) the termination of the Transferred Contract. Any fees received by the Licensor with respect to such Transferred Contracts that are with respect to events or periods that occur on and after the Effective Date, shall be paid by Licensor to Licensee.

          G. Licensee Not to Use Name. From and after the Closing Date, the Licensee will not use, directly or indirectly, the name "NestorCommerce," "Nestor," or any other trademark of the Licensor not otherwise specifically assigned pursuant to this Agreement or any combination or derivation thereof. From and after the Closing Date and except with respect to corporate and financial reporting, the Licensor will not use, directly or indirectly, the name "NestorCommerce," or any trademark of the Licensee not otherwise specifically assigned or licensed pursuant to this Agreement or the Transaction Documents. Notwithstanding the foregoing, after the Closing Date, the Licensor shall not be required to remove or discontinue using the name "NestorCommerce," that is affixed to already existing products, documents or materials of Licensor.

          H. Transferred Employees.

               (i) On or prior to the Closing Date, each of the employees specifically listed on Schedule IX.H(i)A who actually commence employment with Licensee at Closing (the "Transferred Employees") has delivered to Licensor a letter of resignation (in a form acceptable to Licensor), which resignation shall be accepted by Licensor and be effective as of the Closing Date. Substantially simultaneously therewith, Licensee shall or shall have tendered to each of the Transferred Employees an offer of employment, effective as of the Closing Date, on terms (including, but not limited to wages and benefits) substantially similar to those described on Schedule IX.H(i)B attached hereto.

               (ii) Subject to clause (iv) below, Licensor shall be solely responsible for the costs associated with termination of the Transferred Employees' employment with Licensor that may be due to such employees for services performed prior to the Closing Date including but not limited to: (1) accrued vacation; (2) bonuses; (3) commissions or incentives; and (4) separation payments, severance, drawdown and any other similar payments. Licensee shall be liable for any fees, expenses, salaries, wages, benefits or other payments in respect of the Transferred Employees which arise in the ordinary course of business following the Effective Date. Licensee shall also be liable for any fees, expenses, salaries, wages, benefits or other payments which arise as a result of the Licensee's termination of any of the Transferred Employees after the Closing Date.

               (iii) Licensor agrees to maintain current health and benefits coverage in place for the Transferred Employees after the Closing Date until the earlier of two (2) months after the Closing Date or such time as Licensee implements or amends its own benefits coverage to include the Transferred Employees and notifies Nestor in writing at least ten (10) days before the end of the last month for which Licensee desires Licensor to maintain such coverage (the "Employee Transition Period").

               (iv) Licensee shall reimburse Licensor for the costs incurred by Licensor in respect of all employee benefits provided by Licensor to the Transferred Employees during the period beginning the Effective Date through the end of the Employee Transition Period. Licensee agrees to reimburse Licensor for all salaries, bonuses, commissions, and incentives payable and the employer portion of withholding Taxes (including social security, FICA and FUTA) and any other costs incurred by Licensor from and after the Effective Date through the Closing Date in connection with the Transferred Employees.

               (v) Intentionally omitted.

               (vi) Licensor shall invoice Licensee at the beginning of each month for all amounts to be reimbursed by Licensee pursuant to this Section IX.H for such month. Licensee shall pay Licensor for such amounts not later than five
(5) business days after receipt of such invoice.

               (vii) Licensor agrees not to enforce any nondisclosure agreement between the Licensor and any Transferred Employee against any Transferred Employee, but only to the extent that: (i) the information disclosed by such Transferred Employee is disclosed to Licensee in connection with his/her employment; (ii) such information relates to the Assets or the Nestor Technology or Nestor IP within the Exclusive Field of Use or Non-Exclusive Field of Use and
(iii) such information does not in any event relate to ACI or the ACI License.

          I. Use of Nestor Facilities.

               (i) For a period of up to nine (9) months following the date hereof or such shorter period as Licensee shall so notify Licensor not later than sixty (60) days prior to the date on which such notice is intended to be effective (the "Transition Period"), Licensor shall permit the Transferred Employees and any other additional employees hired by Licensee after the date hereof to continue to use Licensor Offices and related facilities. In consideration of Licensor permitting such use of Licensor Offices, Licensee shall pay Licensor an amount equal to $1,000 per calendar month or part thereof for each Transferred Employee or other employee of Licensee located at Licensor Offices during each month of the Transition Period. Licensee shall pay Licensor for such amounts not later than five (5) business days after receipt of Licensor's invoice therefor, which invoice shall not be rendered by Licensor prior to the first day of the month to which such payment relates .

               (ii) During the  Transition  Period,  at no additional  charge to
Licensee: (1) Licensor shall provide such employees with access to reasonable equipment (including local PCs, database servers, photocopiers and fax machines) and related maintenance, telephone services (including local and long distance, but not international, charges), fixtures, furniture, parking spaces and other uses of Licensor Offices in substantially the same manner as currently used by the Transferred Employees at Licensor Offices, (2) Licensor shall provide such employees with email services as presently used by Licensor's employees, and (3) Licensor shall permit Licensee to store any and all Assets at Licensor Offices and shall provide Licensee and its representatives with full access during normal business hours to Licensor Offices for maintenance of, removal or other activity concerning the Assets.

               (iii) During the Transition Period, Licensor shall use its commercially reasonable efforts to prevent loss or damage to the Assets by taking reasonable measures. Nevertheless, Licensor shall not be responsible for any Loss of the Assets stored at Licensor Offices, except and then only to the extent that such Loss is attributable to the negligence or willful misconduct of Licensor or any of its employees or agents.

               (iv) Licensee's employees shall conduct themselves in accordance with Licensor's employee policies in effect as of the date hereof and in a manner so as not to interfere with normal business operations of Licensor and not to cause damage or destruction to Licensor Offices, equipment, software or data. Without limiting the foregoing, Licensee agrees that it and its employees will not engage in any inappropriate conduct while on Licensor premises, including but not limited to: (i) being under the influence of, or affected by, or manufacturing, using or distributing alcohol, illegal drugs or controlled substances, except for approved, legal, valid, medical purposes; (ii) the possession of any kind of weapon, (iii) harassment (whether or not sexual), threats or violent behavior, (iv) any inappropriate use of any computer software, equipment or service (including but not limited to the use or dissemination of any virus, trap door, back door, Trojan horse, worm or other malicious code of any kind), (v) attempting to obtain or use any of the assets or proprietary or confidential information of Licensor (unless otherwise expressly permitted by this Agreement) and/or (vi) any illegal activity of any kind.

               (v) Licensor agrees to comply with the terms and conditions of and to perform all of its material obligations (including making timely rental payments) under the Providence Lease during the Transition Period. In the event that the landlord of Licensor Offices terminates, threatens to terminate or notifies Licensor of any material default concerning the Providence Lease during the Transition Period, Licensor shall immediately notify Licensee. Licensor agrees that it shall take no action to terminate the Providence Lease during the Transition Period.

               (vi) As of the date hereof, the Licensee shall, at its sole cost and expense, have and maintain in effect a comprehensive general liability and property damage insurance policy providing coverage of $1,000,000 per occurrence, $2,000,000 in the aggregate and a $2,000,000 umbrella, subject to customary self-insured retentions, and insuring against any claims that occur during the Transition Period with respect to the Assets and /or Licensee's activities in the Licensor Offices and the contents therein and thereof, which policy shall show the Licensor as an additional named insured; and certify that no alteration, modification or termination of such coverage shall be effective during the Transition Period.

          J. The Licensee further understands and agrees that:

               (i) it will not accept or enter into any agreement with the U.S. government) that by its terms or by the operation of law would grant the government rights in the Nestor Technology greater than those Licensee may grant any other end-user;

               (ii) it does not intend to and will not use, market, disseminate or transfer in any way the Nestor Technology in violation of any applicable law, rule or regulation of the United States or any State of the United States or any foreign country of applicable jurisdiction (including without limitation any U.S. law, rule or regulation relating to technology export or transfer), and

               (iii) it will obtain at its own cost any required export licenses for Licensee's use as provided herein.

          K. Each Party hereto agrees that it will not infringe the patent, copyright or other proprietary rights in the Nestor Technology or the Nestor IP nor assist others in doing so;

          L. Accounts Receivable. In the event that any customer of Licensee has incorrectly paid to Licensor any invoice issued by Licensee, Licensor shall notify Licensee promptly following knowledge of such incorrect payment and shall forward the invoice payment within five (5) business days thereof.

          M. Bulk Transfer. Each Party hereby waives compliance by the other Party with the provisions of any so-called "bulk transfer law", common law doctrine of de facto merger or successor liability and other similar laws of any jurisdiction in connection with the Contemplated Transactions.

          X. Delivery.
             --------

          A. Deliveries of the Licensee. At Closing, the Licensee shall deliver the following to the Licensor:

               (i) The Consideration and prepaid assets by wire transfer of immediately available funds, as set forth in Section V.A(ii).

               (ii) Evidence of the good standing and corporate existence of the Licensee issued by the Secretary of State of the State of New Jersey;

               (iii) a copy of Licensee's Certificate of Incorporation certified by the Secretary of State of the State of New Jersey;

               (iv)  An  executed   copy  of  an   Assignment   of   Trademarks,
substantially in the form annexed hereto as Exhibit B(i).

               (v) An executed copy of a Marketing and Transition Services Agreement, substantially in the form annexed hereto as Exhibit B(ii).

               (vi)  An  executed  copy  of  a  Trademark   License   Agreement,
substantially in the form annexed hereto as Exhibit B(iii) (the "Trademark License").

               (vii) An executed copy of an Assignment and Assumption Agreement, substantially in the form annexed hereto as Exhibit B(iv) (the "Assignment and Assumption Agreement").

          B. Deliveries of the Licensor. At Closing, the Licensor shall deliver the following to the Licensee:

               (i) the Deliverables.

               (ii) written consents by third parties under the Licensor Required Consents (including, without limitation with respect to the Transferred Contracts), which are indicated by an asterisk on Schedule I.E. in form and substance reasonably satisfactory to the Licensee.

               (iii) Evidence of the good standing and corporate existence of the Licensor issued by the Secretary of State of the State of Delaware.

               (iv) a copy of Licensor's Certificate of Incorporation certified by the Secretary of State of the State of Delaware;

               (v) Possession and control of the Assets.

               (vi)  An  executed  copy  of  a  Bill  of  Sale  and   Assignment
substantially in a form annexed hereto as Exhibit B(v).

               (vii)  An  executed  copy  of  an   Assignment   of   Trademarks,
substantially in the form annexed hereto as Exhibit B(i).

               (viii) An executed copy of a Marketing and Transition Services Agreement, substantially in the form annexed hereto as Exhibit B(ii).

               (ix) An executed copy of a Trademark License, substantially in the form annexed hereto as Exhibit B(iii).

               (x) An executed copy of an Assignment and Assumption Agreement, substantially in the form annexed hereto as Exhibit B(iv).

               (xi) An executed copy of a payoff letter from ACI which sets forth the amount of the debt owed by Licensor to ACI, in the form and substance reasonably acceptable to Licensee.

               (xii) Evidence satisfactory to Licensee that all of Licensor's debt to Citizens Bank of Rhode Island has been repaid in full and terminated and that all related Liens have been removed (including copies of related UCC-3s).

               (xiii) the legal opinion of Baer Marks & Upham LLP, counsel to Licensor, substantially in the form and substance attached hereto as Exhibit B(vi).

          XI. Term and Termination.
              --------------------

          A. The License shall terminate if the Licensee: (i) files a voluntary petition in bankruptcy or under any similar insolvency law; or has filed against it any involuntary petition in bankruptcy or under any similar insolvency law if any such petition is not dismissed within one hundred eighty (180) days after filing; or (ii) a receiver is appointed for, or a levy or attachment is made against, substantially all of its assets, if any such petition is not dismissed or such receiver or levy or attachment is not discharged within one hundred eighty (180) days after the filing or appointment liquidates, dissolves, shall be adjudicated insolvent, files or has filed against it a petition in bankruptcy or for reorganization (unless such petition is removed within one hundred eighty
(180) days of its filing), takes advantage of any insolvency act or proceeding, including an assignment for the benefit of creditors, or commits any other act of bankruptcy.

          Either Party may terminate the License by written notice to the other Party, if such other Party shall materially breach any provision of the License and such breach, if curable, is not cured by such Party within at least sixty
(60) days after receipt of written notice thereof; provided, however, that such cure period shall be suspended in the event of a good faith dispute among the Parties as to whether any such breach has occurred, pending resolution of any such dispute and for sixty (60) days following the conclusion of any such proceeding as provided in Section XII.H.

          B. Notwithstanding any termination of the License, any valid unbreached sublicense shall continue in effect with respect to any Nestor Technology sublicensed by the Licensee prior to termination. Termination of the License shall not release either Party from any of its obligations or liabilities accrued or incurred under this Agreement, or rescind or give rise to any right to rescind any payment made or other consideration given hereunder, except that a termination by the Licensor for a breach of the License by the Licensee shall release the Licensor from any obligation or liability accrued or incurred after the date of such breach.

          C. Upon termination of the License, in whole or in part:

               (i) The Licensee shall cease sublicensing of all products, and the providing of all services other than to support then existing customers of the Licensee as permitted by this Section XI.C. under such part or parts of the License as shall have been terminated; provided, however, except in the case of a termination for a breach committed by Licensee, that the Licensee (and any of its sublicensees who are not end users) shall have thirty (30) days from the effective date of termination to complete delivery of then contracted-for-services, all subject to the provisions of this Agreement;

               (ii) If the License shall be terminated in whole or in part, and provided that such termination has not been caused by the Licensee's material breach of this Agreement, the Licensee shall be permitted to retain, for the Licensee's use only, no more than three (3) copies of the Nestor Technology if such shall be necessary to enable the Licensee to provide maintenance support to its then existing customers, and such copies shall be maintained in strict confidence as provided in Section VI of this Agreement and shall be otherwise subject to this Agreement.

               (iii) Termination of the License shall have no effect on any end-user sublicense complying with the terms of this Agreement and existing as of the date of termination; provided, however, the right, title and interest in and to any payments due to Licensee pursuant to such end-user sublicenses have been assigned to Licensor upon termination of the License.

               (iv) Termination of the License shall have no effect on either Party's rights to the Improvements.

               (v) Licensee shall promptly (a) deliver to Licensor any and all records and documents in Licensee's possession, custody or control which relate to or document any Improvement, (b) take any and all actions which the Licensor may reasonably request and execute all instruments and documents necessary to secure for the Licensor any form of protection or property right with respect to such Improvement and (c) fully cooperate with the Licensor, at no cost to the Licensor (except for reasonable out-of-pocket expenses), in all stages of procuring such protection and in connection with the protection of such intellectual property right of the Licensor.

               (vi) Except with respect to Section XI.B(ii), the Licensee shall:
(1) immediately deliver to the Licensor or irretrievably destroy, or cause to be so delivered or destroyed, any and all copies of the Nestor Technology in whatever form and any written or other materials relating to the Nestor
Technology in the Licensee's possession, custody or control; and (2) within thirty (30) days deliver to the Licensor a certification thereof.

          D.  Notwithstanding the termination of the License as provided in this
Article XI, the other provisions of this Agreement which by their terms are to be performed by the Parties following the Closing Date shall survive (except Sections IIA, IIC and IIF, which shall terminate), and including any claims made for indemnification under Article VII as a result of any breach or other event occurring on or prior to such termination.

          XII. Miscellaneous.
               -------------

          A. The Licensee will cause the "boot" screens and the "about" screens of any Licensee products which contain the Nestor Technology or the Nestor IP to be marked and labeled with and/or to reference the Licensor's copyrights in the form and style furnished from time to time by the Licensor and reasonably acceptable to the Licensee. The Licensee will cause any and all Licensee products containing any Nestor Technology or using any Nestor IP and packaging therefor to be marked and labeled with and/or to reference the Licensor's patent rights as required by applicable law. The Licensee shall not otherwise use such marks or notices of the Licensor without the advance written permission of the Licensor.

          B. The Licensee shall permit the Licensor, upon reasonable prior notice, to make reasonable inspections of the packaging or an object code of any Licensee product containing the Nestor Technology or using the Nestor IP solely for the purpose of checking quality, marking and labels, but the Licensor shall not be liable to the Licensee, the Licensee's customers, or others for its failure to do so or for any defects which it discovers or would or could have discovered by so doing.

          C. Any assignment of this Agreement by either Party requires the prior written consent of the other Party, which consent will not be unreasonably withheld, provided however, that either Party may, subject to the remainder of this section XII.C., assign this Agreement to any of its Affiliates without the other Party's prior written consent. If the Licensee or an Affiliate of Licensee to which this Agreement (the "Assigning Entity") is assigned: (i) transfers all or substantially all of its assets; (ii) assigns, sells, conveys, hypothecates, pledges, encumbers, or otherwise transfers fifty percent (50%) or more of its stocks, shares, limited partnership interests, general partnership interests or other equity ownership interests (as appropriate); or (iii) transfers all or substantially all of its products or a line of products that utilizes the licenses as a going concern, whether through a sale, merger or otherwise, to a successor entity (collectively (i), (ii) and (iii) a "Transfer"); and the value of the License and all assets and employee rights related to the License at the time of such Transfer equals more than fifty percent (50%) of the value of the total assets of the Licensee or such Affiliate being Transferred, then the Assigning Entity must first obtain the Licensor's prior written consent, which consent will not be unreasonably withheld. If the Licensee or an Assigning Entity undergoes a Transfer such that (i) a competitor of Licensor (as specifically listed on the Licensor's then most recent Form 10-K filed with the Securities and Exchange Commission as of the date of the Transfer) or (ii) HNC (each a "Competitor" and collectively, "Competitors") becomes the successor entity of the Assigning Entity, or such Competitor is within the "Consolidated Group" (as such term is defined in the Code) of the Assigning Entity, then the Assigning Entity must first obtain the Licensor's prior written consent, which may be withheld in Licensor's discretion. If the Assigning Entity effects any Transfer involving a Competitor without first obtaining the Licensor's prior written consent to such Transfer, the License shall immediately terminate without any opportunity to cure. The terms and conditions of this Agreement shall inure to the benefit of the Parties' successors and assigns.

          D. This Agreement may be amended, superseded, cancelled, renewed or extended only by a written instrument signed by the Parties hereto. The provisions hereof may be waived in writing by the Parties hereto. Any such waiver shall be effective only to the extent specifically set forth in such writing. No failure or delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

          E. The Parties are independent contractors and engage in the operation of their own respective businesses. Neither Party is the agent or employee of the other Party for any purpose whatsoever. Nothing in this Agreement shall be construed to establish a relationship of co-partners or joint venturers between the two Parties. Neither Party has the authority to enter into any contract or to assume any obligation for the other Party or to make any warranties or representations on behalf of the other Party.

          F. If any provision of this Agreement is, or is determined to be, invalid, illegal or unenforceable, all remaining provisions of this Agreement shall nevertheless remain in full force and effect, and no provision of this Agreement shall be deemed to be dependent upon any provision so determined to be invalid, illegal or unenforceable unless otherwise expressly provided for herein. Should any provision of this Agreement be found or held to be invalid, illegal or unenforceable, in whole or in part, such provision shall be deemed amended to render it enforceable in accordance with the spirit and intent of this Agreement.

          G. This Agreement has been entered into, delivered and is to be governed by, construed, interpreted and enforced in accordance with the laws of the State of Delaware (without giving reference to choice-of-law provisions) and the laws of the United States relating to intellectual property from time to time in effect. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods shall not apply to any of the transactions which are contemplated by this Agreement.

          H. Any dispute, controversy or claim arising out of or relating to this Agreement or any agreement between the Parties contemplated by this Agreement, or a breach of any thereof, or the use of the Nestor Technology or the Nestor IP, shall be settled by arbitration before three neutral arbitrators (selected by mutual agreement of the Parties, or, in the absence of such agreement by the American Arbitration Association ("AAA"), from a panel of persons having experience with and knowledge of the computer business, provided that at least two of such arbitrators shall be attorneys), and administered by the AAA in accordance with its Commercial Arbitration Rules in New York City. Any provisional or equitable remedy which would be available from a court of law shall be available from the arbitrators to the Parties. Judgment upon the award of the arbitrators may be enforced in any court having jurisdiction thereof. The Parties hereby consent to: (i) the exclusive jurisdiction of the courts of the State of New York or to any Federal Court located within that State for any action: (a) to compel arbitration, (b) to enforce the award of the arbitrators or (c) prior to the appointment and confirmation of the arbitrators, for temporary, interim or provisional equitable remedies; and (ii) service of process in any such action by registered mail, return receipt requested, or by any other means provided by law.

          I. This Agreement together with the other Transaction Documents contains the entire and exclusive agreement of the Parties with respect to its subject matter. This Agreement together with the other Transaction Documents supersedes any agreements and understandings, whether written or oral, entered into by the Parties prior to its effective date and relating to its subject matter. No modification or amendment of this Agreement shall be effective unless it is stated in writing, specifically refers hereto and is executed on behalf of each Party.

          J. All of the provisions of Section , Section and Section shall survive any termination of this Agreement, other than by expiration at its term, or of the License.

          K. Notices.

               (i) Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally by hand or by recognized overnight courier, telecopied or mailed (by registered or certified mail, postage prepaid return receipt requested) as follows:

                      If to the Licensee, one copy to:
                                Nestor, Inc.
                                One Richmond Square
                                Providence, Rhode Island 02906
                                Telecopier: (401) 331-7319
                                Attn: President
                                      ---------
                                With a copy to:
                                Baer Marks & Upham LLP
                                805 Third Avenue
                                New York, New York  10022
                                Telecopier:  (212) 702-5810
                                Attn:  Joel M. Handel, Esq.
                                            And
                                Bingham Dana LLP
                                399 Park Avenue
                                New York, New York 10022
                                Telecopier: (212) 752-5378
                                Attn: Thomas D. Halket, Esq.

                      If to the Licensor, one copy to:
                                Retail Decisions Inc.
                                100 Village Court, Suite 102
                                Hazlet, New Jersey  07730
                                Telecopier: (732) 888-1092
                                Attn:  President
                                with a copy to:
                                Ropes & Gray
                                One International Place
                                Boston, MA 02110-2624
                                Telecopier:  (617) 951-7050
                                Attn: Diana L. Cooper, Esq.

               (ii) Each such notice or other  communication shall be effective:
(1) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in Section XII.K(i) (with confirmation of transmission); or (2) if given by any other means, when delivered at the address specified in Section XII.K(i). Any party by notice given in accordance with this Section XII.K(i) to the other party may designate another address (or telecopier number) or person for receipt of notices hereunder. Notices by a party may be given by counsel to such party.

          L. Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

          M. Counterparts. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

          N. Third Parties. Except as specifically set forth or referred to herein, nothing herein express or implied is intended or shall be construed to confer upon or give to any person other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or the Contemplated Transactions.

          O. Title and Risk of Loss. Legal title, equitable title and risk of loss with respect to the Assets and rights to be transferred hereunder shall pass to the Licensee on and as of the Closing Date.

          P. Except for failures to make any payment when due, neither Party hereto shall be liable to the other for failure or delay in meeting any obligations hereunder as the result of strikes, lockouts, war, Acts of God, fire, flood or acts of government, if beyond the control of such Party.


                  IN WITNESS WHEREOF, the Parties hereto have set their hands by their duly authorized representatives as of the day and year first above written.


Retail Decisions Inc.                         Nestor, Inc.



By: /s/ Robert A. Gein                        By: /s/ Nigel P. Hebborn

Name:  Robert A. Gein                         Name: Nigel P. Hebborn
Title: President                              Title: Executive Vice President
                                                      and CFO

                                    Exhibit A

          XIII.    Representations and Warranties of the Licensor.
                   ----------------------------------------------

          The Licensor hereby represents and warrants to Licensee that:

          A. the Licensor has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the transactions contemplated hereby and thereby (the "Contemplated Transactions"). The execution, delivery and performance of the Transaction Documents and the consummation of the Contemplated Transactions to which the Licensor is a party have been duly and validly authorized by the board of directors of the Licensor and all other corporate and other actions or proceedings necessary to authorize the execution, delivery and performance by Licensor of each of the Transaction Documents and the consummation of the Contemplated Transactions have been duly and properly taken. This Agreement and the other Transaction Documents to which the Licensor is a party have been duly and validly executed and delivered by the Licensor, and (assuming the valid execution and delivery thereof by the Licensee) constitute the legal, valid and binding agreements of the Licensor, enforceable against the Licensor in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity);

          B. the Licensor has the right to grant the License and has the right to disclose the Nestor Know-how without the Licensee directly or indirectly being required to pay a royalty to any third party;

          C. the execution, delivery and performance by the Licensor of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which the Licensor is a party do not: (i) violate any provision of the Certificate of Incorporation or By-laws (or comparable instruments) of the Licensor; (ii) require the Licensor or any other Affiliate of the Licensor to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person, except as set forth on Schedule E-IC. (the "Licensor Required Consents"); (iii) if all the Licensor Required Consents are obtained prior to the date hereof, violate, conflict with or result in a breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any Transferred Contract or any other material contract to which the Licensor is a party or by which the Licensor or any of the Assets may be bound or subject, or result in the creation of any Lien (other than the Permitted Liens) upon the Assets; or (iv) if all the Licensor Required Consents are obtained prior to the date hereof, to the knowledge of the Licensor, violate any Law or Order of any Governmental Body against, or binding upon, the Licensor or upon the Assets;

          D. the Licensor is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all requisite power, authority required to own and/or operate the Assets and the Licensed Technology as now conducted. The Licensor is duly qualified to conduct business as a foreign corporation and is in good standing in each state of the United States where the character of the properties owned or leased by the Licensor or the nature of its activities makes such qualification necessary;

          E. the Licensor has heretofore delivered or made available to the Licensee a true and complete copy of the Certificate of Incorporation and By-laws or comparable instruments, of the Licensor as in effect on the date hereof;

          F.  as of  the  date  hereof,  the  Licensor  has  made  filings  (the
"Filings") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, and/or under the Securities Exchange Act 1934, as amended (collectively, the "Acts"). At the time filed and solely as applicable to the NestorCommerce division of Licensor ("NestorCommerce"), each Filing complied as to form in all material respects with the applicable requirements of the Acts and the rules and regulations of the Commission thereunder and, at the time made, no Filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading;

          G. to the knowledge of the Licensor, other than as set forth within the Filings and Schedule E-IG, the Licensor solely with respect to Assets (other than the Permitted Liens) does not have any material direct or contingent liabilities, commitments or obligations, including, but not limited to, any guaranty or any unrealized or anticipated losses from any commitments of the Licensor, in each case relating to NestorCommerce, and there is no basis for assertion against the Licensor of any such liability, commitment or obligation;

          H. since March 31, 2001, except as disclosed in Schedule E-IH, the Licensor has conducted the business of NestorCommerce in the ordinary course consistent with past practices and there has not been:

               (i) any material adverse change in the Assets or any material adverse change in the condition (financial or otherwise), results of operations or prospects of, the Assets or NestorCommerce (collectively, the "Condition of NestorCommerce"); and

               (ii) any change in any method of accounting or accounting practice by the Licensor;

          I. except as disclosed on Schedule E-II, the Licensor is in possession of and has good and valid title to the Assets free and clear of any Liens. All of the tangible Assets are in good condition and repair, normal wear and tear excepted, and are suitable for the uses for which they are currently used;

          J. all Transferred Contracts are valid, subsisting, in full force and effect and binding upon the Licensor and, to the knowledge of the Licensor, the other parties thereto in all material respects in accordance with their respective terms subject only to bankruptcy, insolvency or similar laws affecting the rights of creditors generally and to general equitable principles. True and correct copies of the Transferred Contracts have been delivered to the Licensee. The Licensor is not in default (or alleged default) under any such Transferred Contract nor, to the knowledge of the Licensor, is any other party thereto in default thereunder and there is no condition that with notice or the lapse of time or both would constitute a default by the Licensor (or give rise to a termination right) nor, to the knowledge of the Licensor, does any condition exist that with notice or the lapse of time or both would constitute a default by any other party thereto (or give rise to a termination right) under any such Transferred Contract. except as disclosed on Schedule E-IJ, to the knowledge of the Licensor, none of the other parties to any such Transferred Contract intends to terminate or materially alter the provisions thereof by reason of the Contemplated Transactions or otherwise;

          K. with respect to the Trademark Rights, all renewals, affidavits of incontestability, declarations of use, or any responses have been timely and appropriately filed; Licensor has exercised its best efforts to ensure compliance with all registration requirements; and all associated fees and expenses due and owing as of the date hereof have been paid;

          L. except for the ACI License or as disclosed on Schedule E-1L, no Trademark Rights are subject to any security interest or outstanding Order, judgment, injunction, decree, stipulation or agreement that restricts the use or licensing thereof or which would render any such Trademark Rights invalid or unenforceable;

          M. there are no outstanding Orders of any Governmental Body against or involving the Licensor or the Assets. There are no actions, suits, claims or counterclaims, examinations, audits or legal, administrative, governmental, arbitral or other proceedings or investigations (collectively, "Claims") (whether or not the defense thereof or Liabilities in respect thereof are covered by insurance), pending or, to the knowledge of the Licensor, threatened on the date hereof, against or involving the Assets or challenging the Contemplated Transactions;

          N. the Licensor is not in violation of any order, judgment, injunction, award, citation, decree, consent decree or writ (collectively, "Orders"), or any law, statute, code, ordinance, rule, regulation or other requirement, including any environmental laws (collectively, "Laws"), of any government, municipality or political subdivision thereof, whether federal, state, local or foreign, or any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or any court, arbitrator, administrative tribunal or public utility (each a "Governmental Body"), the violation of which would have a material adverse effect on the Assets;

          O. there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Licensor who might be entitled to any fee or commission from the Licensor in connection with the consummation of the Contemplated Transactions;

          P. except as expressly set forth in the footnotes to the audited Financial Statements, no Claims have been served which have not been resolved and, to the knowledge of the Licensor, there are no pending or threatened Claims nor are there any facts or circumstances that could reasonably be expected to result in a Claim, against the Licensor for injury to any person or property of employees or any third parties suffered as a result of the ownership, possession or use of any product sold, or licensed by the Licensor with respect to the Assets, which could, individually or in the aggregate, have a material adverse effect on the Condition of NestorCommerce, in each case with respect to the Assets;

          Q. neither this Agreement, the Transaction Documents, the Exhibits, the Schedules hereto, nor any of the certificates furnished or to be furnished to the Licensee by or on behalf of the Licensor pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading; and

          R. the Licensor makes no representations or warranties regarding intellectual property rights of third parties except in the United States or in other jurisdictions in which such third parties hold intellectual property rights corresponding to those held in the United States.

          S. attached hereto as Schedule E-IS are the following financial statements of Licensor (collectively, the "Financial Statements"): (i) the unaudited consolidated balance sheet and statements of income, change in stockholders' equity, and cash flow as of and for the fiscal quarter ended March 31, 2001; and (ii) the audited financial statements for the year ended December 31, 2000 contained in the Filings. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as specifically indicated in the notes thereto, are correct and complete in all material respects and present fairly the financial condition of the Licensor as of the respective dates thereof and are materially consistent with the books and records of Licensor, subject to normal and recurring year end adjustments.

          T. the Closing Balance Sheet is true, correct and complete in all material respects and reflects all Assets and Assumed Liabilities of NestorCommerce as of the Effective Date. "Closing Balance Sheet" shall mean the balance sheet dated the Effective Date reflecting all Assets and Assumed Liabilities, to be delivered by Licensor to Licensee on the Closing Date and attached hereto as Schedule E-IT.

          U. Compensation. Schedule E-IU sets forth an accurate, current and complete list of the name, hire date, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each Transferred Employee (as defined herein below) paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

          V. Licensor Benefit Plans.

               (i) Schedule E-IV contains an accurate and complete list of all employee benefit plans, contributed to, maintained or sponsored by the Licensor for Transferred Employees (the "Licensor Plans"), to which the Licensor is obligated to contribute or with respect to which the Licensor has any liability or potential liability, including all Plans contributed to, maintained or sponsored by each member of the controlled group of companies, within the meaning of sections 414(b), 414(c), and 414(m) of the Code, of which the Licensor is a member. With respect to each Licensor Plan, Licensor has provided to Licensee an accurate, current and complete written summary of all material plan terms.

               (ii) the Licensor has never maintained or been required to contribute to or otherwise has had no liability with respect to any Plan subject to Title IV of ERISA.

               (iii) to the knowledge of the Licensor, none of the Licensor Plans obligates the Licensor to pay separation, severance, termination or similar type of benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a "change in control," as such term is used in section 280G of the Code (and regulations promulgated thereunder). Other than as required under Section 601 et seq. of ERISA, to the knowledge of the Licensor, no Licensor Plan that is a welfare plan provides benefits or coverage following retirement or other termination of employment.

               (iv) to the knowledge of the Licensor, each Licensor Plan and all related trusts, insurance contracts, and funds have been maintained, funded and administered in compliance with all applicable material laws and regulations, including but not limited to ERISA and the Code.

               (v) each Licensor Plan, including any associated trust or fund, has been administered in accordance with its material terms, and to the knowledge of the Licensor, nothing has occurred with respect to any Licensor Plan that has subjected or could subject the Licensor Plan or any plan participants to a penalty under section 502 of ERISA or to an excise tax under the Code.

               (vi) to the knowledge of the Licensor, no circumstance exists and no event (including any action or the failure to do any act) has occurred with respect to any Licensor Plan maintained or formerly maintained by Licensor or any Affiliate, or to which Licensor or any Affiliate is or has been required to contribute that could subject Licensee to liability, or the assets of Licensee to any lien, under ERISA or the Code, nor, to the knowledge of the Licensor, will the transactions contemplated by this Agreement give rise to any such liability or lien.

          W. Except for the licenses specifically listed on Schedule E-IW, the Transferred Contracts represent all license agreements of Licensor (which are effective and in force on the Closing Date) with respect to the Nestor Technology within the Exclusive Field of Use and Non-Exclusive Field of Use.

          X. Except for the Third Party Software, the Licensor is the owner of the Nestor Technology, and has all necessary rights in the Nestor Technology necessary to grant the License hereunder.

          Y. as of the Closing Date, the Licensor is solvent and possesses adequate financing to perform all of the Licensor's obligations under this Agreement and the Transaction Documents to which it is a party. There is no fact, matter or state of facts that exists as of the Closing Date (or that would so exist but for the giving of notice and/or the passage of time) that would in any material way render the Licensor unable to perform any and/or all of its respective obligations under this Agreement and the Transaction Documents to which it is a party; and

          Z. the Licensor has all legal right and authority to conduct its activities as contemplated by this Agreement.

          XIV.  Representations  and  Warranties of the  Licensee.
                -------------------------------------------------

          The Licensee hereby represents and warrants to Licensor that:

          A. the Licensee has full power, capacity and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of each Transaction Document and the consummation of the Contemplated Transactions to which the Licensee is a party have been duly and validly authorized and approved by the board of directors of the Licensee and all other corporate proceedings on the part of the Licensee are necessary or required to authorize the execution, delivery and performance by the Licensee of each Transaction Document or the consummation of the Contemplated Transactions to which it is a party have been duly and properly taken. This Agreement and the other Transaction Documents to which the Licensee is a party have been duly and validly executed and delivered by the Licensee, and (assuming the valid execution and delivery thereof by the other parties thereto) constitute the legal, valid and binding agreements of the Licensee, enforceable against the Licensee in accordance with their respective terms, except as such obligations and their enforceability may be limited by applicable bankruptcy and other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought (whether at law or in equity);

          B. the execution, delivery and performance by the Licensee of this Agreement and each other Transaction Document to which it is a party and the consummation of the Contemplated Transactions to which it is a party do not: (i) violate any provision of the Certificate of Incorporation of the Licensee; (ii) require the Licensee to obtain any consent, approval or action of or waiver from, or make any filing with, or give any notice to, any Governmental Body or any other person (the "Licensee Required Consents"); (iii) if the Licensee Required Consents are obtained prior to the date hereof, violate, conflict with or result in the breach or default under (with or without the giving of notice or the passage of time or both), or permit the suspension or termination of, any material Transferred Contract to which the Licensee is a party or by which the Licensee or its assets may be bound or subject; or (iv) if Licensee Required Consents are obtained prior to the date hereof, violate any Law or Order of any Governmental Body against, or binding upon, the Licensee or upon its assets or business;

          C. the Licensee is a corporation duly organized, validly existing and in good standing under the laws of New Jersey, and has all requisite power, authority required to operate its business as now conducted. The Licensee is duly qualified to conduct business as a foreign corporation and is in good standing in each state of the United States where the character of the properties owned or leased by the Licensee or the nature of its activities makes such qualification necessary;

          D. as of the Closing Date, the Licensee is solvent and possesses adequate financing to perform all of the Licensee's obligations under this Agreement and the Transaction Documents to which it is a party. There is no fact, matter or state of facts that exists as of the Closing Date (or that would so exist but for the giving of notice and/or the passage of time) that would in any material way render the Licensee unable to perform any and/or all of its respective obligations under this Agreement and the Transaction Documents to which it is a party;

          E. neither this Agreement, the Schedules hereto nor any of the Transaction Documents contains any untrue statement of a material fact with respect to the Licensee or omits to state a material fact necessary in order to make the statements contained herein or therein with respect to the Licensee not misleading;

          F. the Licensee has all legal right and authority to conduct its activities as contemplated by this Agreement; and

          G. except for Teather & Greenwood Limited, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Licensee who might be entitled to any fee or commission from the Licensee in connection with the consummation of the Contemplated Transactions.